EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT made and entered into as of the 1st day of June, 1996, by and among Cinergy Corp., a Delaware Corporation ("Cinergy"), Cinergy Services, Inc., a Delaware Corporation ("Cinergy Services"), The Cincinnati Gas & Electric Company, an Ohio Corporation ("CG&E"), PSI Energy, Inc., an Indiana Corporation ("PSI"), and Elizabeth K. Lanier (the "Executive"). Cinergy, Cinergy Services, CG&E, and PSI will sometimes be referred to in this Employment Agreement collectively as the "Corporation".

WHEREAS, the Corporation desires that the Executive become an employee in accordance with this Employment Agreement;

WHEREAS, the Executive is willing to commit herself to the employ of the Corporation and any successor thereto, on the terms and conditions set forth in this Employment Agreement and thus to forego opportunities elsewhere; and

WHEREAS, the parties desire to enter into this Employment
Agreement as of the date first set forth above setting forth the terms and conditions for the employment relationship of the Executive;

NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

1. Employment and Term.

a. The Corporation agrees to employ the Executive, and the Executive agrees to be employed, in accordance with the terms and provisions of this Employment Agreement for the period set forth below (the "Employment
Period").

b. The Employment Period of the Executive as provided in Section 1(a) will commence on June 1, 1996 (the
"Effective Date") and shall continue until May 31, 2001, which term may be renewed for an additional period upon the mutual written agreement of the parties.

2. Duties and Powers of Executive.

a. Position. The Executive shall serve the Corporation in such responsible executive capacity or capacities as the Board of Directors of Cinergy or Cinergy Services
(the Board of Directors of Cinergy or Cinergy Services, as the case may be, may be referred to sometimes as the "Board") or the Chief Executive Officer of Cinergy may from time to time determine and shall have such capacities, responsibilities, duties and authority as may be assigned to her from time to time during the Employment Period by the Board or the Chief Executive
Officer of Cinergy or the Chief Operating Officer of
Cinergy that are consistent with such capacities, responsibilities, duties and authority. Upon the Effective Date of this Employment Agreement, the
Executive shall initially serve as Vice President and Chief of Staff for the Corporation, but consistent with the foregoing provisions of this Section 2(a), may be assigned to any other position or positions by either the Board or the Chief Executive Officer of Cinergy during the Employment Period.

b. Place of Performance. In connection with the Executive's employment, the Executive shall be based at the principal executive offices of the Corporation, 221
East Fourth Street, Cincinnati, Ohio, and, except for required business travel to an extent substantially consistent with the present business travel obligations of executives of the Corporation who have positions of authority comparable to that of the Executive, the Executive shall not be required to relocate to a new principal place of business which is more that thirty
(30) miles from the current principal place of business of the Corporation.

3. Compensation. The Executive shall receive the following compensation for her services under this Employment
Agreement.

a. Salary.  The Executive's annual base salary (the
"Annual Base Salary"), payable not less often than semi-monthly, shall be at the annual rate of not less than $220,000. The Board may, from time to time, direct such upward adjustments in the Annual Base
Salary as the Board deems to be necessary or desirable, including without limitation adjustments in order to reflect increases in the cost of living. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation of the Corporation under this Employment Agreement. The Annual Base Salary shall not be reduced after any increase thereof except for across-the-board salary reductions similarly affecting all executive management personnel of Cinergy, Cinergy Services, PSI and CG&E.

b. Retirement, Incentive, Welfare Benefit Plans and
Other Benefits. During the Employment Period and so long as the Executive is employed by the Corporation, the Executive shall be eligible, and the Corporation shall take such actions as may be necessary or required to cause the Executive to become eligible, to participate in all short-term and long-term incentive, stock option, restricted stock, performance unit, savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or other senior executives of the Corporation, including but not limited to Cinergy's Annual Incentive
Plan, Cinergy's Performance Shares Plan, Cinergy's 1996
Long-Term Incentive Compensation Plan, Cinergy's
Executive Supplemental Life Insurance Program,
Cinergy's Stock Option Plan, PSI's Employees' 401(k)
Savings Plan, PSI's Pension Plan, PSI's Supplemental
Retirement Plan and PSI's Excess Benefit Plan, or any successors thereto, except with respect to any plan, practice, policy or program to which the Executive has waived her rights in writing.

c. Fringe Benefits and Perquisites.  During the
Employment Period and so long as the Executive is employed by the Corporation, the Executive shall be entitled to the following additional fringe benefits:

(i) The Corporation shall furnish to the Executive an automobile and shall pay all of the related expenses for gasoline, insurance, maintenance and repairs,

(ii) The Corporation shall reimburse the initiation fee and shall pay the annual dues, assessments and other membership charges of the Executive for membership charges of the Executive for membership in a country club selected by the Executive,

(iii) The Corporation shall provide paid vacation for four (4) weeks per year (or longer if permitted by the Corporation's policy), and

(iv) The Corporation shall furnish to the Executive annual financial planning and tax preparation services. In addition, the Executive shall be entitled to receive such other fringe benefits in accordance with the plans, practices, programs and policies of the Corporation from time to time in effect, commensurate with her position and at least comparable to those received by other senior executives of the Corporation.

d. Expenses. The Corporation agrees to reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by her in the performance of her duties under this Employment
Agreement in accordance with the policies established from time to time by the Board.



4. Termination of Employment.

a. Death. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

b. By the Corporation for Cause. The Corporation may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Employment Agreement, "Cause" shall mean:

(i) The willful and continued failure by the Executive to substantially perform the Executive's duties with the Corporation (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 4(c)) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, and the Executive fails to substantially perform the Executive's duties to the satisfaction of the Board within sixty (60) days of receipt of the Board's written demand for substantial performance; or

(ii) The breach by the Executive of the
confidentiality provisions set forth in Section 8 of this Employment Agreement, or

(iii)  The conviction of the Executive for the
commission of a felony, including the entry of a guilty or nolo contendere plea, or any willful or grossly negligent action or inaction by the Executive that has a materially adverse effect on the Corporation.

For purposes of this definition of "Cause", no act, or failure to act, on the Executive's part shall be deemed
"willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Corporation.
Notwithstanding the above definition of "Cause", the Corporation may terminate the Executive's employment during the Employment Period for a reason other than Cause, but the obligations placed upon the Corporation in Section 5 shall apply.

c. By the Executive for Good Reason. The Executive may terminate her employment during the Employment Period for Good Reason. For purposes of this Employment
Agreement, "Good Reason" shall mean:

(i) The reduction in the Executive's Annual Base
Salary as specified in Section 3(a) of this Employment Agreement, or any other benefit or payment described in Section 3 of this Employment
Agreement, except for across-the-board salary reductions similarly affecting all management personnel of Cinergy, Cinergy Services, CG&E, and
PSI, and changes to the employee benefits programs affecting all management personnel of those Corporations, provided that such changes (either individually or in the aggregate) will not result in a material adverse change with respect to the benefits which the Executive was entitled to receive as of the Effective Date;

(ii) The material reduction without her consent of the Executive's title, authority, duties or responsibilities from those in effect immediately prior to the reduction;

(iii) Any breach by the Corporation of any other material provision (including but not limited to the place of performance as specified in Section
2(b);

(iv) The Executive's disability due to physical or mental illness or injury which precludes the Executive from performing any job for which she is qualified and able to perform based upon her education, training or experience; or

(v) Any event which constitutes a "Change in Control" as defined in Section 4(f) of this Employment Agreement.

d. Notice of Termination. Any termination by the Corporation for cause, or by the Executive for Good
Reason, shall be communicated by Notice of Termination to the other party to this Employment Agreement given in accordance with Section 10(b) of this Employment
Agreement. For purposes of this Employment Agreement, a "Notice of Termination" means a written notice which:

(i) Indicates the specific termination provision in this Employment Agreement relied upon,

(ii) To the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and

(iii) If the Date of Termination (as defined in
Section 4(e)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Corporation to set forth in the Notice of Termination any fact or circumstances which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Corporation under this Employment Agreement or preclude the Executive or the Corporation from asserting such fact or circumstances in enforcing the Executive's or the Corporation's rights under this Employment Agreement.

e. Date of Termination.  "Date of Termination" means:

(i) If the Executive's employment is terminated by the Corporation for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be,

(ii) If the Executive's employment is terminated by the Corporation other than for Cause, the date on which the Corporation notifies the Executive of such termination, and

(iii) If the Executive's employment is terminated by reason of death, the date of death.

f. Change in Control. A "Change in Control" shall be deemed to have occurred if any of the following events occur after the Effective Date:

(i) Any corporation, person, other entity or group becomes the "beneficial owner" (as defined in Rule
13d-3 under the Securities Exchange Act of 1934) of more than fifty percent (50%) of the then outstanding voting stock of Cinergy otherwise than through a transaction arranged by, or consummated with, the prior approval of the Board;

(ii) The shareholders of Cinergy approve a definite agreement to merge or consolidate with or into another corporation in a transaction in which neither Cinergy nor any of its subsidiaries or affiliates will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of Cinergy's assets to any person or group other than Cinergy or any of its subsidiaries or affiliates, other than a merger or a sale which will result in the voting securities of Cinergy outstanding prior to the merger or sale continuing to represent at least fifty percent
(50%) of the combined voting power of the voting securities of the corporation surviving the merger or purchasing the assets;

(iii) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Cinergy (and any new director whose election by the Board of Directors of Cinergy or whose nomination for election by Cinergy's stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Cinergy's Board of Directors; or

(iv)  James E. Rogers ceases to be Cinergy's Chief
Executive Officer.

g. Person.  "Person" shall have the meaning given in
Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include:

(i) The Corporation or any of its subsidiaries,

(ii) A trustee or other fiduciary holding securities under an employee benefit plan of Cinergy or any of its subsidiaries,

(iii) An underwriter temporarily holding securities pursuant to an offering of such securities, or

(iv) A corporation owned, directly or indirectly, by the stockholders of Cinergy in substantially the same proportions as their ownership of stock of the Corporation.

5. Obligations of the Corporation Upon Termination.

a. Certain Terminations. During the Employment Period, if the Corporation shall terminate the Executive's employment (other than in the case of a termination for Cause), the Executive shall terminate her employment for Good Reason or the Executive's employment shall terminate by reason of death (termination in any such case referred to as "Termination"):

(i) The Corporation shall pay to the Executive a lump sum amount, in cash, equal to the sum of:

(1) the Executive's Annual Base Salary
through the Date of Termination to the extent not previously paid,

(2) an amount equal to the Cinergy Annual
Incentive Plan target percentage benefit for the fiscal year that includes the Date of Termination multiplied by a fraction the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be three hundred and sixty-five (365),

(3) an amount equal to her vested accrued benefit under the Cinergy Performance Shares
Plan, and

(4) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid.

(The amounts specified in clauses (1), (2), (3) and (4) shall be referred to in this Employment Agreement as the "Accrued
Obligations".)  The amounts specified in this
Section 5(a)(i) shall be paid within thirty
(30) days after the Date of Termination.  The
Accrued Obligations described in this Section are payable to the Executive regardless of whether a Change in Control has occurred.

(ii) Prior to the occurrence of a Change in Control, and in the event of Termination other than by reason of the Executive's death, then:

(1) the Corporation shall pay to the
Executive a lump sum amount, in cash, equal to the present value discounted using an interest rate equal to the prime rate promulgated by CitiBank, N.A. and in effect as of the Date of Termination (the "Prime
Rate") of the Annual Base Salary, and the Cinergy Annual Incentive Plan target percentage payable through the end of the Employment Period, each at the rate, and using the same goals and factors, in effect at the time Notice of Termination is given, and paid within thirty (30) days of the Date of Termination;

(2) the Corporation shall pay to the
Executive the present value (discounted at the Prime Rate) of all amounts to which the Executive would have been entitled had she remained in employment with the Corporation until the end of the Employment Period, each, where applicable, at the rate of the Annual
Base Salary, and using the same goals and factors, in effect at the time Notice of Termination is given, under the Cinergy
Performance Shares Plan and the Cinergy
Executive Supplemental Life Insurance Program minus the present value (discounted at the Prime Rate) of the benefits to which she is actually entitled under the above mentioned plans and programs;

(3) the Corporation shall pay the value of all deferred compensation amounts and all executive life insurance benefits whether or not then vested or payable; and

(4) the Corporation shall continue, until the end of the Employment Period, medical and welfare benefits to the Executive and/or the Executive's family at least equal to those which would have been provided if the Executive's employment had not been terminated (excluding benefits to which the Executive has waived her rights in writing), such benefits to be in accordance with the most favorable medical and welfare benefit plans, practices, programs or policies (the
"M&W Plans") of the Corporation as in effect and applicable generally to other senior executives of the Corporation and their families during the ninety (90) day period immediately preceding the Date of
Termination; provided, however, that if the Executive becomes employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the benefits under the M&W Plans shall be secondary to those provided under such other plan during such applicable period of eligibility.

(iii) From and after the occurrence of a Change in Control and in the event of Termination other than by reason of the Executive's death, then in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any other benefits payable pursuant to Section 5(a)(ii) of this Employment Agreement:

(1) The Corporation shall pay to the
Executive a lump sum severance payment, in cash, equal to the greater of:

(A) the present value of all amounts and benefits that would have been due under Sections 5(a)(ii) of this Employment
Agreement, excluding Section
5(a)(ii)(4), and

(B) three (3) times the sum of (x) the
higher of the Executive's Annual Base
Salary in effect immediately prior to
the occurrence of the event or
circumstance upon which the Notice of
Termination is based or in effect
immediately prior to the Change in
Control, and (y) the higher of the
amount paid to the Executive pursuant to all incentive compensation or bonus plans or programs maintained by the Corporation, in the year preceding that in which the Date of Termination occurs or in the year preceding that in which the Change in Control occurs; and

(2) For a thirty-six (36) month period after the Date of Termination, the Corporation shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction constitutes
Good Reason), except for any benefits that were waived by the Executive in writing.
Benefits otherwise receivable by the
Executive pursuant to this Section
5(a)(iii)(2) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the thirty-six (36) month period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Corporation by the Executive).

The Executive's employment shall be deemed to have been terminated following a Change in Control of Cinergy without Cause or by the Executive for Good Reason if, in addition to all other applicable Terminations, the
Executive's employment is terminated prior to a Change in Control without Cause at the direction of a Person who has entered into an agreement with Cinergy or any of its subsidiaries or affiliates, the consummation of which will constitute a Change in Control or if the Executive terminates her employment for Good Reason prior to a Change in Control if the circumstances or event which constitutes Good Reason occurs at the direction of such Person.

b. Termination by the Corporation for Cause or by the Executive Other Than for Good Reason. Subject to the provisions of Section 7 of this Employment Agreement, if the Executive's employment shall be terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than a termination for Good Reason, the Corporation shall have no further obligations to the Executive under this Employment Agreement other than the obligation to pay to the Executive the Accrued
Obligations and the amounts determined under Section
5(c), plus any other earned but unpaid compensation, in each case to the extent not previously paid.

c. Retirement Benefits on Termination. In addition to retirement benefits under PSI's Pension Plan, PSI's
Supplemental Retirement Plan, and PSI's Excess Benefit
Plan, or any successor thereto, the Executive shall be eligible to participate in any supplemental executive retirement plan (commonly referred to as a "SERP") sponsored by the Corporation.

d. Survival of Section 5(c).  The provisions of Section
5(c) shall survive the expiration or termination of this Employment Agreement for any reason.

e. Certain Tax Consequences. In the event that the Executive becomes entitled to the payments and benefits described in this Section 5 (the "Severance Benefits"), if any of the Severance Benefits will be subject to any excise tax (the "Excise Tax") imposed under Section
4999 of the Internal Revenue Code of 1986, as amended
(the "Code"), the Corporation shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of an Excise Tax on the Severance
Benefits and any federal, state and local income and employment tax and Excise Tax upon the payment provided for by this Section 5, shall be equal to the Severance
Benefits. For purposes of determining whether any of the Severance Benefits will be subject to the Excise
Tax and the amount of such Excise Tax,

(i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Employment Agreement or any other plan, arrangement or agreement with the Corporation, any Person whose actions result in a Change in Control or any Person affiliated with the Corporation or such Person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise
Tax, unless in the opinion of tax counsel selected by the Corporation's independent auditors and reasonably acceptable to the Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section
280G(b)(4)(B) of the Code, in excess of the Base
Amount as defined in Section 280G(b)(3) of the Code allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax,

(ii) the amount of the Severance Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of

(1) the total amount of the Severance
Benefits, or

(2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i), above), and

(iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of Section
280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which would be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Corporation, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up
Payment attributable to the Excise Tax and federal, state and local income and employment tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at the rate provided in Section
1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment
(including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The
Executive and the Corporation shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance
Benefits.

f. Other Fees and Expenses. The Corporation also shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the Severance Benefits
(including all such fees and expenses, if any, incurred in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Employment Agreement). Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Corporation reasonably may require.

6. Non-exclusivity of Rights. Nothing in this Employment Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Corporation and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived her rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the date hereof with the Corporation. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, program, policy or practice of, or any contract or agreement entered into after the date hereof with, the Corporation at or subsequent to the Date of Termination, shall be payable in accordance with such benefit, plan, program, policy or practice, or contract or agreement, except as explicitly modified by this Employment Agreement.

7. Full Settlement: Mitigation. Except as provided in Sections 5(a)(ii)(4) and 5(a)(iii)(2) of this Employment Agreement, the Corporation's obligation to make the payments provided for in this Employment Agreement and otherwise to perform its obligations under this Employment Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others.
In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Employment Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. If the Executive finally prevails with respect to any dispute between the Corporation, the Executive or others as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Employment Agreement, the Corporation agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any such dispute.

8. Confidential Information.   The Executive shall hold in a
fiduciary capacity for the benefit of Cinergy, all of its subsidiary companies and affiliates, as well as all successors and assigns thereof (the "Cinergy Companies"), all secret, confidential information, knowledge or data relating to the Cinergy Companies, and their respective businesses, that shall have been obtained by the Executive during the Executive's employment by the Corporation and that shall not have been or now or subsequently have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Employment Agreement). During the Employment Period and thereafter, the Executive shall not, without the prior written consent of the Corporation or as may otherwise by required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. The Executive understands that during the Employment Period, the Cinergy Companies may be required from time to time to make public disclosure of the terms or existence of the Executive's employment relationship in order to comply with various laws and legal requirements. In addition to all other remedies available to the Corporation in law and equity, this Employment Agreement is subject to termination by the Corporation for Cause under Section 4(b) in the event the Executive violates any provision of this Section 8.

9. Successors.

a. This Employment Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Employment Agreement shall insure to the benefits of and be enforceable by the Executive's legal representatives.

b. This Employment Agreement shall inure to the benefit of and be binding upon the Corporation, and its successors and assigns.
c. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Employment
Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

10. Miscellaneous.

a. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Employment Agreement are not part of the provisions hereof and shall have no force or effect. This Employment Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Corporation to agree to amend, modify, repeal, waive, extend or discharge any provision of this Employment Agreement or anything in reference thereto.

b. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
Elizabeth K. Lanier
Cinergy Corp.
221 East Fourth Street
P. O. Box 960
Cincinnati, Ohio 45201-0960
If to the Corporation:
Cinergy Corp.
221 East Fourth Street
P. O. Box 960
Cincinnati, Ohio 45201-0960
Attn:  Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance with this Employment Agreement. All notices and communications shall be effective when actually received by the addressee.

c. The invalidity or unenforceability of any provision of this Employment Agreement shall not affect the validity or enforceability of any other provision of this Employment Agreement.

d. The Corporation may withhold from any amounts payable under this Employment Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

e. The Executive's or the Corporation's failure to insist upon strict compliance with any provision of this Employment Agreement or the failure to assert any right the Executive or the Corporation may have under this Employment Agreement, including without limitation the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Employment
Agreement, or the right of the Corporation to terminate the Executive's employment for Cause pursuant to
Section 4(b) of this Employment Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Employment Agreement.

f. This instrument contains the entire agreement of the Executive and the Corporation with respect to the subject matter hereof; and all promises, representations, understandings, arrangements and prior agreements are merged into this Employment Agreement and accordingly superseded.

g. This Employment Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

h. The Corporation and the Executive agree that Cinergy shall be authorized to act for the Corporation with respect to all aspects pertaining to the administration and interpretation of this Employment Agreement.

IN WITNESS WHEREOF, the Executive and the Corporation have caused this Employment Agreement to be executed as of the day and year first above written.


CINERGY CORP., CINERGY SERVICES, INC.,
THE CINCINNATI GAS & ELECTRIC COMPANY,
AND PSI ENERGY, INC.




By:  JAMES E. ROGERS
        James E. Rogers
        Vice Chairman and Chief Executive Officer



EXECUTIVE



ELIZABETH K. LANIER
Elizabeth K. Lanier